SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made on 28th day of April 2008

BETWEEN:

INNOCOM TECHNOLOGY HOLDINGS LIMITED a company incorporated in the British Virgin Islands whose principal office is at Unit 3506, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong (the "Vendor");

and

Xie Guo Qiang whose postal address is at Tubei Xin Cun Unit 23-508, Tian Xin District, Changsha, Hunan, People's Republic of China (the "Purchaser").

1. NOW IT IS HEREBY AGREED AS FOLLOWS:

2. INTERPRETATION

2.1 In this Agreement, the following words and expressions shall have the following meanings unless the context otherwise requires:

"Company"	CHINARISE CAPITAL (INTERNATIONAL) LTD. (创伟资本(国际)有限公司), a company limited by shares incorporated in the British Virgin Islands whose principal office is situated at Unit 3506, 35/F, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong;
"Completion"	completion of the sale and purchase of the Sale Share;
"Sale Share"	One issued ordinary share of US$1.00 each in the capital of the Company and representing, in aggregate, entire issued share capital of the Company at the date of this Agreement.

3. SALE AND PURCHASE

3.1 Subject to the terms and conditions of this Agreement, the Vendor agrees to sell, and the Purchaser agrees to purchase, the Sale Share of the Company together with all rights now or hereafter attached thereto including the right to receive dividends and other distributions declared, made or paid after Completion.

3.2 The Sale Share of the Company shall be sold by the Vendor as sole beneficial owner.

4. PURCHASE PRICE

4.1 The aggregate purchase price of the Sale Share shall be the sum of HK$43,813,384.67. The purchase price is payable by the Purchaser according to the following schedule:

HK$43,813,384.67 Within 30 days from the Date of signing sold note and bought note

5. COMPLETION

5.1 Upon Completion, the Vendor shall:

(a) deliver to the Purchaser a duly executed instrument of transfer and bought and sold note in respect of the Sale Share in favour of the Purchaser or its nominee together with the relative share certificates;

(b) deliver the resignation of the existing directors and the secretary and all officers and/or employees from their respective offices or posts of Company with a written acknowledgement from each of them that he has no claim against Company in respect of contract, compensation for loss of office, redundancy, severance payment, long service payment, statutory leave pay or unfair dismissal or on any other grounds whatsoever;

(c) deliver the statutory books of Company complete up-to-date and its Certificates of Incorporation;

(d) deliver written confirmation from the Vendor that there are no subsisting guarantees or other forms of securities given by Company;

(e) deliver such of the statutory, share certificate and minute books of the Company, its rubber chop, its Common Seal, Certificate of Incorporation, Business Registration Certificate, copies of its Memorandum and Articles of Association, cheque books and books of account (all complete and written up immediately prior to completion), copies of all tax return(s) filed, all correspondence with Company's tax advisers and/or auditors, all correspondence with the Inland Revenue Department, all other information and documents regarding Taxation, and all current insurance policies and contracts (if any) to which Company is a party as shall not have been delivered to the Purchaser prior to completion;

(f) deliver accounts of Company prepared by for the period ending immediately prior to completion and duly signed by the directors of Company;

(g) deliver a board resolution of Company duly passed validly approving the transfer of the share from the Vendor to the Purchaser or persons nominated by it and appointing the persons nominated by the Purchaser as new directors and secretary of Company; and

(h) deliver all such other deeds, documents and instruments, the Purchaser may require in order to perfect the right, title and interest of the Purchaser to and in the Sale Share.

5.2 The Vendor undertakes to execute such further documents and do all such other acts and things as the Purchaser may reasonably require in order vesting the beneficial ownership of the Sale Share in the Purchaser in the manner contemplated by Clause 3.2.

5.3 All fixed and ad valorem stamp duty payable in respect of the transfer of the Sale Share shall be borne by the Vendor as to one half and by the Purchaser as to one half.

6. CONFIDENTIALITY

6.1 Each of the parties hereto undertakes to the other that they shall keep strictly confidential and use solely for the purposes of the transaction contemplated by this Agreement all documents, materials and other information relating to the Company or the other party, whether technical, commercial or of any other nature, obtained or received by them in connection with the transaction contemplated by this Agreement.

6.2 The undertakings contained in Clause 6.1 shall not apply to any documents, materials or information:-

(a) which, at the date of its or their disclosure is or are already in the public domain, or which comes or come into the public domain otherwise than as a result of any breach of the terms of this Agreement by the receiving party; or

(b) which is or are lawfully received by the receiving party from a third party and not subject to another confidentiality agreement or other obligation of secrecy owed by the disclosing party; or

(c) the disclosure of which is required by any applicable law, regulation or the rules of any stock exchange or as may be required in connection with any litigation or arbitration proceedings.

6.3 Without prejudice to the generality of the foregoing, each party undertakes to the other not to disclose, or permit to be disclosed on its behalf, any such documents, materials or information to any person other than those of such party's directors, officers, employees, potential investors, advisers and representatives who have a need to know the same.

6.4 If either party is compelled to disclose any of such documents, materials or information, they will immediately notify the other party of such event and will give the other party prior written notice of the documents, materials or information to be disclosed.

6.5 The obligations of the parties set out in this clause 6 shall continue to have full force and effect from the date of this Agreement.

7. WARRANTY AND UNDERTAKING

7.1 The Vendor hereby warrants and represents to the Purchaser that the Vendor is, and will at all times up to Completion be, the sole beneficial owner of the Sale Share and that they have full power to enter into this Agreement and to perform all their obligations hereunder.

7.2 The Vendor undertakes to the Purchaser that the Vendor will not at any time after Completion, use for their own benefit or for any other purpose or disclose to any third party any information relating to the Company or its business or affairs.

8. NO PARTNERSHIP OR AGENCY

8.1 Nothing in this Agreement shall constitute, or be deemed to constitute, a partnership between the parties nor shall either party be an agent of the other party for any purpose.

9. SEVERABILITY

9.1 If, at any time, any one or more of the provisions of this Agreement is or are deemed invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions of this Agreement shall not be affected.

10. WAIVER

10.1 No failure or delay by either party in exercising any right, power or privilege to which he is entitled hereunder shall impair or operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11. MISCELLANEOUS

11.1 Completion shall not in any way prejudice or affect the operation of any of the provisions of this Agreement which are intended to operate or are capable of operation after Completion.

11.2 Any time, date or period mentioned in this Agreement may be extended by written agreement between the parties but otherwise and except as expressly provided, as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

11.3 This Agreement shall be binding on the parties and their respective successors, assigns and legal representatives.

11.4 Neither of the parties hereto shall be entitled to assign to any third party any of its rights or benefits under this Agreement or transfer, or purport to transfer, to any third party any of its duties or obligations hereunder.

11.5 Each of the parties hereto shall pay his own costs of and incidental to the negotiation, preparation, execution and carrying into effect of this Agreement.

12. ENTIRE AGREEMENT

12.1 This Agreement shall be in substitution for, and shall supersede, all and any previous agreements or understandings, oral or written, between the parties hereto with respect to the subject matter of this Agreement.

13. AMENDMENT

13.1 Any amendment to this Agreement shall be in writing and signed by the parties.

14. NOTICES

14.1 Any notice or other information required or permitted by this Agreement to be given by either party to the other may be given by hand or sent (by registered post or facsimile transmission) to the other party at its address or facsimile number referred to below :

To the Vendor

Address	:	Unit 3506, 35/F, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong
Attention	:	William Hui
Fax Number	:	852 3102 1932

To the Purchaser

Address	:	Tubei Xin Cun Unit 23-508, Tian Xin District, Changsha, Hunan, People's Republic of China
Attention	:	Xie Guo Qiang

14.2 Any notice or other information given pursuant to Clause 15.1 shall be deemed to have been given, when delivered by hand, at the time of delivery and, when sent through the post, 7 days after the date of posting and, when sent by facsimile, on the date of transmission subject to confirmation of uninterrupted transmission.

15. HEADINGS

15.1 The headings inserted in this Agreement are for convenience only and shall not affect the construction hereof.

16. APPLICABLE LAW

16.1 This Agreement shall be governed by, and construed in all respects in accordance with, the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("HKSAR"). Both parties submit to the non-exclusive jurisdiction of the courts of HKSAR.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written

SIGNED by)
)
for and on behalf of) *For and on behalf of* INNOCOM TECHNOLOGY HOLDINGS LIMITED
INNOCOM TECHNOLOGY HOLDINGS LIMITED)
in the presence of :-) .... *Authorized Signature(s)*

SIGNED, SEALED and DELIVERED by)
XIE GUO QIANG) XIE GUO QIANG

in the presence of :-)